Exhibit 99.1

FOR IMMEDIATE RELEASE:

Narrowstep Appoints President and Chief Operating Officer

Princeton, NJ / London, February 7, 2008 – Narrowstep Inc. (Nasdaq: NRWS), the TV on the Internet company, today announced the appointment of Barak Bar-Cohen as President and Chief Operating Officer.  Mr. Bar-Cohen previously served as General Manager of European Operations for Narrowstep, and will continue to be based in London.

“With February’s release of our technology upgrade, which will include a new advertising platform, more community tools, as well as cross-browser and cross-platform support, I feel our technology is once again leading the industry.   We have also streamlined the operations and removed roughly $7M in costs that began to be reflected in the last quarter.  We will continue to focus on driving sales and I can think of no better executive to focus on sales and the day-to-day execution than Mr. Bar-Cohen,” said David C. McCourt, Chairman and Interim CEO.

Mr. Bar-Cohen brings over 12 years of international experience and operations knowledge to Narrowstep in the telecommunications and media industries.  His experience includes numerous senior operating and financial management positions across these industries, including Vice President of Customer Service, Marketing and Public Relations at RCN, the largest competitive triple play provider in the US, Vice President of Investment Banking at Zannex Investment, an international investment house based in Tel Aviv, and Senior Associate at Putnam, Hayes & Bartlett, a US-based economic consulting firm.  Mr. Bar-Cohen holds a Masters in Business Administration from the Tuck School of Business at Dartmouth College.  To view Mr. Bar-Cohen’s complete bio please visit: http://narrowstep.com/about/narrowstep-management-team.aspx.

“Delivering TV-quality streaming video across our platform is at the core of what we do best,” said Barak Bar-Cohen. “With our new suite of ad serving tools, enhanced community features, upgraded content distribution network, and industry-leading viewing times, Narrowstep offers a powerful solution for driving commercial success.”

Narrowstep is based in Princeton, New Jersey and London and provides the most comprehensive solution for managing, distributing and commercializing video on the Internet securely in TV-like quality.  Narrowstep’s platform supports over 180 channels, with clients including some of the largest broadcasters and telcos in the world including ITV Local, Virgin Media, the Sci-Fi Channel and Telefonica.

For more information about Narrowstep, please visit http://www.narrowstep.com or call 609-945-1760.

About Narrowstep
Narrowstep™ Inc. (OTC BB: NRWS), the TV on the Internet company, is a leading provider of Internet TV services supporting over 180 channels worldwide. Narrowstep’s proprietary technology platform delivers the highest quality, TV-like experience available on the Internet. A pioneer in delivering Internet TV, Narrowstep offers the expertise and technology to move, manage and monetize video content across the Internet. For more information about Narrowstep, please visit http://www.narrowstep.com or call 609-945-1760.

PRESS ONLY
For further information please contact:
Narrowstep Inc.
+1 (609) 945-1763
Jesse Case, jcase@narrowstep.com